Exhibit 10.26

US BANK

November 17, 2005

Featherlite, Inc.
Highways 63 & 9
P O Box 320
Cresco, Iowa 52136
Attentions: Jeffery A. Mason

Gentlemen:

Reference is hereby made to that certain Amended and Restated Loan Agreement dated as of July 31, 2002, by and between you and us, as amended (as so amended, the (“Loan Agreement”). All capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Loan Agreement.

This letter will confirm our understanding that the limitation on Capital Expenditures and Capitalized Leases set forth in Section 5.01(o)(iv) of the Loan Agreement shall be amended as follows: a) during Borrower’s fiscal year 2005, the limit shall be increased to $8,000,000.00 of which up to $5,500,000.00 is related to Borrower’s repurchase of real property located in Sanford, Florida and b) during Borrower’s fiscal year 2006, the limit shall be up to $3,000,000. Indebtedness incurred by Borrower in connection with the repurchase of such property will be permitted by Section 5.02(a)(v) of the Loan Agreement.

This letter is not and shall not be construed as an amendment or waiver of any of the other terms, provisions, conditions or covenants contained in the Loan Agreement.

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Daryl Hagstrom

Vice President